EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of June, 2003 by and between UCA Services, Inc., a New Jersey corporation, located at 9 Whippany Road, Whippany, New Jersey 07981 (the "Corporation") and FAHAD SYED (the "Executive").

RECITALS:

WHEREAS, the Corporation is engaged in the business of systems integration, software development, information technology consulting and professional services in the areas of software and infrastructure.

WHEREAS, the Executive is willing to be employed by the Corporation, and the Corporation is willing to employ the Executive, on the terms, covenants, and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises, the Corporation and the Executive covenant and agree as follows:

1. Nature of and Place of Employment. The Corporation does hire the Executive and the Executive does accept and agree to such hire. Subject to the supervision and pursuant to the orders, advice, and directions of the Corporation, the Executive shall perform the duties and necessary functions of a Managing Director as identified by the Corporation, as well as other functions deemed necessary from time to time by the Corporation.

2. Manner, Place of Performance of the Executive's Duties and Period of Employment.

2.1. Duties. The Executive agrees to perform, at all times faithfully, industriously, and to the best of his ability, experience, and talent, all of the duties that may be required of and from him to the reasonable satisfaction of the Corporation. Such duties shall be rendered at the Corporation's offices located at 9 Whippany Road, Whippany, New Jersey, and at such other place or places as the Corporation shall in good faith deem necessary.

2.2. Term. The term of the Executive's employment by the Corporation shall commence as of the date of this Agreement and, unless earlier terminated pursuant to Section 6, ends on May 31, 2008. If this Agreement has not been terminated pursuant to Section 6 and if the Executive continues to be employed by the Corporation after May 31, 2008, then this Agreement shall automatically be extended on a year to year basis effective on and after May 31, 2008, until such date as either the Corporation or the Executive shall have terminated this Agreement in accordance with the terms of Section 6.

3. Full-Time Employment. The Executive shall devote all of his time, energy, and skill to the employment provided for hereunder subject to the directions of the Corporation.

4. Compensation. In consideration of the services rendered by the Executive, during the term of the Executive's employment by the Corporation the Corporation shall pay to the Executive a base salary per annum as stated on Addendum A attached hereto, payable in accordance with the Corporation's established payroll policy. The Board of Directors of the Corporation (the "Board") may increase such compensation from time to time and provide bonuses, at the sole discretion of the Board. The Executive shall receive other benefits that are generally available to the Corporation's executive employees from time to time for which the Executive is eligible.

5. Stock Option. In order to induce the Executive to enter into this Agreement, the Corporation shall undertake to cause each of Faisal Syed and Mohd Asif, the sole shareholders of the Corporation, to offer to the Executive an option to purchase up to three hundred (300) shares of the stock in the Corporation at a price per share equal to the book value of the stock as of May 31, 2003 (the "Option"). The Executive may exercise the Option at anytime during the term of his employment with the Corporation.

6. Termination of Agreement and Employment.

6.1. The Corporation may terminate the Executive's employment at anytime for "Cause" with immediate effect upon delivering written notice to the Executive. For purposes of this Agreement, for "Cause" shall be limited to embezzlement, theft, larceny, material fraud, or the commission of a felony.

6.2. The Executive may terminate his employment with the Corporation for any reason upon thirty (30) days written notice to the Corporation.

7. Obligations of the Corporation Upon Termination.

7.1. If the Executive's employment is terminated by the Corporation for cause or by the Executive for any reason other than for "Good Reason" (as defined below), this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued and earned by the Executive up to and including the date of termination, including, but not limited to: (i) the Executive's full base salary at the rate in effect on the Executive's date of termination, including, but not limited to, any salary due the Executive in arrears, if any, from previous years based on the difference between annual base salary due the Executive as set forth on Addendum A and the actual salary paid to the Executive by the Corporation in each such year, (ii) any bonus granted to the Executive by the Corporation for periods prior to the Executive's date of termination, if any, and (iii) any other rights and benefits available to the Executive under executive compensation and benefit arrangements of the Corporation (without duplication) in which the Executive was a participant on the date of termination, determined in accordance with the applicable terms and provisions of such arrangements (such amounts specified in clauses (i) through (iii) are hereinafter referred to as "Accrued Obligations").

7.2. If the Executive's employment is terminated by the Corporation for any reason, including without limitation the death of the Executive, other than for Cause or the

Executive should terminate this Agreement for Good Reason, there shall be added to the Accrued Obligations above payment in the amount of the full amount that the Executive would have been entitled to receive but for the termination of his employment by the Corporation through and including May 31, 2008, including any future bonuses which shall be calculated as equaling one hundred twenty (120%) percent of the pre-termination bonuses in the last full year of employment (the "Severance Payment").

7.3. For purposes of this Agreement, "Good Reason" shall include: (i) a changes in the duties of the Executive as a manager or director or duties of like nature deemed necessary from time to time; (ii) a change in the location where the Executive is to perform his duties unless the Executive has agreed to such change in writing; or (iii) any other material breach of the Agreement by the Company.

8. Non-competition with the Corporation after Termination. In the event the Executive's employment is terminated and the Executive receives the Severance Payment from the Corporation, the Executive agrees that in addition to any other limitation, until May 31, 2008 he will not directly or indirectly, either for his own account or as agent of another entity or in any capacity whatsoever (including but not limited to as a stockholder, member, partner, owner, employee or otherwise), render services to or own, manage, operate, join, control, participate in or be connected with any persons or entities who are engaged in providing systems integration, hardware and software supply and software development services at client sites where he has worked during the term of this Agreement.

The provisions of this Section 8 shall not be applicable in the event that the Executive does not receive the Severance Payment for any reason.

9. Non-solicitation of the Corporation's Relationships after Termination. In the event the Executive's employment is terminated and the Executive receives the Severance Payment from the Corporation, the Executive agrees that in addition to any other limitation, until May 31, 2008 he shall not, directly or indirectly, on behalf of himself or on behalf of any other person, firm, or corporation:

9.1. Solicit or in any way attempt to induce any of the Corporation's employees, agents, managers, consultants, or directors to terminate their employment or other relationship in order to enter into any relationship employment with any business organization in which the Executive is a participant in any capacity whatsoever, or any other business organization in competition with the Corporation's business; or

9.2. Solicit or interfere with any relationship between the Corporation and any of its existing customers, suppliers, vendors, or contractors, nor shall the Executive solicit or interfere with any prospective customers which the Corporation can show were being actively solicited during the Executive's employment.

The provisions of this Section 9 shall not be applicable in the even that the Executive does not receive the Severance Payment for any reason.

10. Nondisclosure of Confidential Material. The Executive further specifically agrees that he will not at any time, regardless of the reason for the termination of his employment by the Corporation, in any manner, either directly or indirectly, disclose to any person, firm, or corporation any information of any kind concerning any matters affecting or relating to the business of the Corporation, including, without limiting the generality of the foregoing, the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products, or any other information of, about, or concerning the business of the Corporation, its manner of operation, its plan, processes, or other data of any kind, nature, or description which is confidential. The contents of this paragraph apply in equal measure to any matters affecting or relating to the business of any client of the Corporation. The obligations of secrecy shall continue throughout the duration of this Agreement and thereafter.

11. Intellectual Property. The Executive hereby assigns to the Corporation, the Executive's entire right, title and interest in any idea, concept, technique, invention, design (whether the design is ornamental or otherwise), computer programs and related documentation, or other works of authorship (all hereinafter called "Developments"), hereafter made, conceived, written or otherwise created solely or jointly by the Executive, whether or not such Developments are patentable, subject to copyright protection or susceptible to any other form of protection which: (a) relate to the actual or anticipated business or research or development of the Corporation, or (b) are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of the Corporation. The Executive acknowledges that the copyright and any other intellectual property right in any Developments created within the scope of the Executive's employment belong to the Corporation by operation of law. The Executive will promptly disclose all Developments in writing to the Corporation. At the Corporation's request, the Executive shall promptly execute a specific assignment of title to the Corporation or its designee, and do anything else reasonably necessary to enable the Corporation or such designee to secure a patent, copyright or other form of protection therefor in the United States and other countries.

12. Assignment; Binding Effect. This Agreement is personal to the Executive and shall not be assignable by him. This Agreement shall be binding upon the Company and its successors and assigns.

13. Entire Agreement. Any and all previous discussions or agreements between the parties hereto are hereby merged into this Agreement. This Agreement may not be modified or amended except in a writing signed by the parties hereto.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties acknowledge that the courts of New Jersey constitute a proper forum for the resolution of any dispute arising out of or in connection with this Agreement and hereby consent to the exercise of jurisdiction over them by the courts of the State of New Jersey.

15. Severability. The provisions of this Agreement are to be severable so that in the event any part or portion thereof shall be held to be illegal, unenforceable or contrary to the

public policy of the State of New Jersey or any other state or jurisdiction, the remaining portions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement date and year first written above.

UCA SERVICES, INC.	EXECUTIVE:
By: [signature]	[signature]
Faisal Syed, President	FAHAD SYED